Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 56 to the Registration Statement of Deutsche DWS Asset Allocation Trust (Form N-1A, No. 033-86070) of our reports dated October 25, 2019 on the financial statements and financial highlights of DWS Multi-Asset Conservative Allocation Fund, DWS Multi-Asset Growth Allocation Fund (formerly DWS Multi-Asset Global Allocation Fund) and DWS Multi-Asset Moderate Allocation Fund (three of the Funds constituting Deutsche DWS Asset Allocation Trust) included in each Fund’s Annual Report for the fiscal year ended August 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 25, 2019